JOHN A. BRADEN & COMPANY, P.C.

Members of the Texas Society of Certified Public Accountants

Certified Public Accountants
Members of PCPS & SECPS

Members of the American Institute of Certified Public Accountants

March 14, 2007

Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Re: Power 3 Medical Products, Inc.

Dear Sir or Madam:

We have read paragraph (b) of Item 4.01 included in the Form 8-K dated March 15, 2007 of Power 3 Medical Products, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ John A. Braden & Company PC

Cc: John P. Burton
Chief Financial Officer
Power 3 Medical Products, Inc.

Tel. 281-873-5005 • Fax 281-873-5383 • 12941 Interstate 45 North • Suite 422 • Houston, Texas 77060